Exhibit 5.1

[Vinson & Elkins LLP Letterhead]

August 9, 2010

Lexicon Pharmaceuticals, Inc.
8800 Technology Forest Place
The Woodlands, Texas 77381

Ladies and Gentlemen:

We have acted as counsel for Lexicon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to an aggregate of 24,350,000 additional shares of common stock, par value $0.001 per share (the “Shares”), pursuant to the Lexicon Pharmaceuticals, Inc. Equity Incentive Plan (the “Equity Plan”) and the Lexicon Pharmaceuticals, Inc. Non-Employee Directors’ Stock Option Plan (the “Option Plan” and together with the Equity Plan, the “Plans”).

In connection herewith, we have examined or are familiar with (i) the Plans, (ii) the Restated Certificate of Incorporation of the Company, as amended, as in effect on the date hereof, (iii) the Amended and Restated Bylaws of the Company, as in effect on the date hereof, (iv) records of the corporate proceedings with respect to the approval of the Plans, (v) the Registration Statement on Form S-8 (File No. 33-41532) filed on July 14, 2000 covering the registration of 11,850,000 shares of common stock, (vi) the Registration Statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”) and (vii) such other certificates, instruments and documents as we have considered appropriate for purposes of the opinion hereafter expressed.

As to any facts material to the opinion hereafter expressed, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

In connection with rendering the opinion hereafter expressed, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity; and (vi) all Shares will be issued and sold in compliance with applicable federal and state securities laws.

Based upon such review and the foregoing assumptions, and subject to the limitations set forth herein, we are of the opinion that when the Shares are issued in accordance with the terms of the Plans and instruments executed pursuant to the Plans which govern the awards to which the Shares relate, the Shares will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited in all respects to the federal laws of the United States, the Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware and the United States, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.  For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.  The opinions expressed herein are given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins LLP